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                                                                    Exhibit 23.1




The Board of Directors
InKine Pharmaceutical Company, Inc.



We consent to incorporation by reference in the registration statements Nos. 333-42647, 333-37254 and 333-89365 on Form S-3 and Nos. 333-33898, 333-58063 and
333-58065 on Form S-8 of InKine Pharmaceutical Company, Inc. of our report dated August 4, 2000, except for Note 1 which is as of September 21, 2000, relating to the balance sheets of InKine Pharmaceutical Company, Inc. as of June 30, 2000 and 1999, and the related statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 2000 which report appears in the annual report on Form 10-K of InKine Pharmaceutical Company, Inc.


                                                 /s/ KPMG LLP


Philadelphia, Pennsylvania
September 25, 2000